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                                                                    EXHIBIT 99.3

                            CROSSROADS SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE:  _________________,

          STOCK OPTION ASSUMPTION AGREEMENT effective as of the 21st day of March, 2000 by Crossroads Systems, Inc., a Delaware corporation ("Crossroads").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Polaris Communications, Inc., an Oregon corporation ("Polaris"), which were granted to Optionee (the "Option Agreements").

          WHEREAS, Polaris has been acquired by Crossroads through the merger of Polaris with NorthStar Acquisition Corp., an Oregon corporation ("Merger Sub") and a wholly-owned subsidiary of Crossroads (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between Crossroads, Merger Sub and Polaris (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require the obligations of Polaris under each outstanding option to be assumed by Crossroads at the consummation of the Merger, and the holder of each such outstanding option to be issued an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 225 shares of Crossroads common stock, par value $0.001 par value per share ("Crossroads Stock"), for each outstanding share of Polaris common stock ("Polaris Stock").

          WHEREAS, the purpose of this Agreement is to evidence the assumption by Crossroads of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Crossroads.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Polaris Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Polaris Options") and the exercise price payable per share are set forth below. Crossroads hereby assumes, as of the Effective Time, all the duties and obligations of Polaris under each of the Polaris Options. In connection with such assumption, the number of shares of Crossroads Stock purchasable under each Polaris Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the


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Exchange Ratio. Accordingly, the number of shares of Crossroads Stock subject to each Polaris Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Crossroads Stock under the assumed Polaris Option shall also be as indicated for that option below.

         POLARIS STOCK OPTIONS                    CROSSROADS ASSUMED OPTIONS
         ---------------------                    --------------------------
# of Shares of Polaris    Exercise Price     # of Shares of       Adjusted Exercise
    Common Stock             per Share      Crossroads Common      Price per Share
                                                  Stock

   Polaris Shares             $1,125        Crossroads Shares           $5.00


          2. The intent of the foregoing adjustments to each assumed Polaris Option is to assure that the spread between the aggregate fair market value of the shares of Crossroads Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Polaris Stock subject to the Polaris Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Polaris Option immediately prior to the Merger.

          3. The following provisions shall govern each Polaris Option hereby assumed by Crossroads:

               (a) Unless the context otherwise requires, all references in the Option Agreements shall be adjusted as follows; (i) all references to the "Company" shall mean Crossroads, (ii) all references to "Share" shall mean shares of Crossroads Stock, (iii) all references to "Common Stock" shall mean Crossroads Stock, (iv) all references to the "Board" shall mean the Board of Directors of Crossroads and (v) all references to the "Committee" shall mean the Compensation Committee of the Crossroads Board of Directors.

               (b) The grant date and the expiration date of each assumed Polaris Option and all other provisions which govern either the exercise or the termination of the assumed Polaris Option shall remain the same as set forth in the Option Agreements applicable to that option, and the provisions of the Option Agreements shall accordingly govern and control Optionee's rights to purchase Crossroads Stock under the assumed Polaris Option.

               (c) For purposes of applying any and all provisions of the Option Agreements relating to Optionee's status as an employee or a consultant of Polaris, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Crossroads or any present or future majority-owned Crossroads subsidiary.


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     Accordingly, the provisions of the Option Agreements governing the termination of the assumed Polaris Options shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Crossroads and its majority-owned subsidiaries. Each assumed Polaris Option shall accordingly terminate, within the designated time period in effect under the Option Agreements for that option following such cessation of service as an employee or a consultant of Crossroads and its majority-owned subsidiaries.

               (d) The adjusted exercise price payable for the Crossroads Stock subject to each assumed Polaris Option shall be payable in any of the forms authorized under the Option Agreement. For purposes of determining the holding period of any shares of Crossroads Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Polaris Stock prior to the Merger shall be taken into account.

               (e) In order to exercise each assumed Polaris Option, Optionee must deliver to Crossroads a written notice of exercise in which the number of shares of Crossroads Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Crossroads Stock and should be delivered to Crossroads at the following address:

                            Crossroads Systems, Inc.
                           8300 North MoPac Expressway
                               Austin, Texas 78759
                            Attention: Robert Alvarez

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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          IN WITNESS WHEREOF, Crossroads Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 21st day of March, 2000.



                                              CROSSROADS SYSTEMS, INC.

                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------


                                 ACKNOWLEDGMENT

          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Polaris Options hereby assumed by Crossroads are as set forth in the Option Agreement and this Stock Option Assumption Agreement.



                                              ----------------------------------

                                                                  , OPTIONEE
                                              --------------------
DATED:            , 2000
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